As filed with the Securities and Exchange Commission on January 24, 2013

Registration No. 333-167042
Registration No. 333-152929
Registration No. 333-139476

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-167042

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-152929

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-139476

HEELYS, INC.
(Exact name of registrant as specified in its charter)

Delaware	75-2880496
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3200 Belmeade Drive, Suite 100
Carrollton, Texas 75006
(214) 390-1831
(Address and telephone number, including area code, of principal executive offices)

Heelys, Inc. 2006 Stock Incentive Plan
(Full title of the plans)

Yehuda Shmidman
Chief Executive Officer and President
3200 Belmeade Drive, Suite 100
Carrollton, Texas 75006
(214) 390-1831
(Name, address, and telephone number, including area code, of agent for service)

With a copy to:

Robert B. Pincus, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
P.O. Box 636
Wilmington, DE 19899-0636
(302) 651-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SHARES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Heelys, Inc. (the “Registrant”):

File No. 333-167042, pertaining to the registration of 2,972,725 of the Registrant’s common stock, $0.001 par value per share (“Common Stock”), issuable under the Registrant’s 2006 Stock Incentive Plan, as amended and restated effective May 20, 2010, which was filed with the Securities and Exchange Commission (the “SEC”) on May 24, 2010;

File No. 333-152929, pertaining to the registration of 700,000 shares of Common Stock, issuable under the Registrant’s 2006 Stock Incentive Plan, which was filed with the SEC on August 11, 2008; and

File No. 333-139476, pertaining to the registration of 2,272,725 shares of Common Stock, issuable under the Registrant’s 2006 Stock Incentive Plan, which was filed with the SEC on December 19, 2006.

On January 24, 2013, pursuant to the terms of the Agreement and Plan of Merger dated December 7, 2012 (the “Merger Agreement”), by and among the Registrant, Sequential Brands Group, Inc., a Delaware corporation (“Sequential”), and Wheels Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Sequential (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant surviving as a wholly-owned subsidiary of Sequential.  In the Merger, the Registrant’s common stockholders became entitled to receive $2.25 for each share of Common Stock they held immediately before the effectiveness of such merger.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statements.  In accordance with undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statements that remain unsold at the termination of such offering, the Registrant hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the effective time of the Merger, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on the 24th day of January, 2013.

HEELYS, INC.

By:	/s/ Yehuda Shmidman
Yehuda Shmidman
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements on Form S-8 have been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yehuda Shmidman
Yehuda Shmidman	Director, Chief Executive Officer and President	January 24, 2013

/s/ Gary Klein
Gary Klein	Director, Chief Financial Officer, Secretary and Treasurer	January 24, 2013